Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Director Investor Relations	Vice President-Corp. Develop.
	(972) 543-8207	(972) 543-8123

MERITAGE HOMES REPORTS RECORD FIRST QUARTER 2006 RESULTS
NET EARNINGS GREW 82% TO $80 MILLION OR $2.86 DILUTED EPS
REVENUE AND EPS GUIDANCE FOR 2006 REAFFIRMED

HIGHLIGHTS OF THE QUARTER:

•                 HOME CLOSING REVENUE, NET EARNINGS AND DILUTED EPS SET FIRST QUARTER RECORDS

•                 BACKLOG OF $2.17 BILLION INCREASED 22% YEAR-OVER-YEAR

•                 COMPANY REPURCHASED 856,000 SHARES DURING THE QUARTER,  REPRESENTING 3% OF TOTAL OUTSTANDING SHARES

•                 COMPANY PROJECTS 19TH CONSECUTIVE RECORD YEAR AND REAFFIRMS GUIDANCE OF $3.8-$3.9 BILLION IN REVENUE AND $11.25-$11.50 IN DILUTED EPS FOR 2006

Scottsdale, Arizona and Dallas (April 25, 2006) – Meritage Homes Corporation (NYSE: MTH) today announced first-quarter record results for the period ended March 31, 2006. Home closing revenue increased 54% year-over-year to $846 million, net earnings increased 82%* to $80 million, and diluted earnings per share (EPS) increased 85%* to $2.86, each setting new first quarter records for Meritage.

Summary Operating Results (Unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005		% Change
Homes closed (units)	2,528	1,787		41%
Home closing revenue	$846,374	$550,947		54%
Sales orders (units)	2,590	2,639		-2%
Sales orders	$832,618	$881,346		-6%
Ending order backlog	$2,167,844	$1,781,196		22%
Including one-time charge:
Net earnings	$79,736	$24,196		230%
Diluted EPS	$2.86	$0.86		233%
Excluding one-time charge:
Net earnings	$79,736	$43,742	*	82%
Diluted EPS	$2.86	$1.55	*	85%

* Excludes one-time charge of $19.5 million after-tax related to first quarter 2005 debt refinancing. (See “Operating Results” statement for reconciliation.)

Record home closing revenue was driven by a 41% increase in homes closed, coupled with a 9% increase in average selling price (ASP). Meritage closed 2,528 homes in the first quarter 2006, compared to 1,787 in the first quarter last year, reflecting the Company’s expansion into new markets and robust order demand in 2005. ASPs on home closings increased to approximately $335,000 from $308,000 year-over-year as a result of strong demand for homes in 2005 and a greater portion of closings in higher-priced markets.

Home closing gross margin increased to 25.3%, from 21.7% in the first quarter 2005, driven by record sales in 2005 and effective cost management. Pre-tax margin grew similarly to 15.5% from 12.7% a year ago, excluding a one-time charge related to refinancing of long-term debt in the first quarter 2005.

“Our revenue and earnings in recent quarters reflect the robust selling conditions and positive mix of high-margin markets in 2005,” said Steven J. Hilton, Meritage co-chairman and chief executive officer. “Our strategy of focusing on markets in the South and West has allowed us to benefit from the positive homebuilding environment in recent years and deliver record results to our stockholders. We are positioned today in some of the best housing markets in the country even as certain markets have softened in recent months.”

Aggregate orders in the first quarter of 2006 nearly matched those from the first quarter of 2005, when Meritage experienced a 49% increase in order value over the first quarter of 2004. Of particular note, total order value in Texas climbed 48% this quarter, lead by especially strong sales in Houston. The gains in Texas helped offset declines in Northern California and Phoenix, where speculative activity and high price appreciation in 2005 has recently contributed to higher-than-average cancellation rates in those markets.

“Our diversification strategy is proving to be effective in positioning us to better weather the ebb and flow of housing market conditions in various markets,” added John R. Landon, Meritage co-chairman and chief executive officer. “We believe we’re located in many of the best states for long-term homebuilding opportunities, and are optimistic about our prospects for the future. We now operate coast to coast across the South and West in 14 markets in six states, whereas we were in seven markets in three states just four years ago.”

The change in first quarter order ASP from approximately $334,000 in 2005 to $321,000 in 2006 primarily reflects a mix shift with more sales in Texas and fewer in California. Texas includes Houston and Dallas/Fort Worth, two of the Company’s largest four divisions. The relative affordability of Texas and strong underlying economy has helped improve housing demand and margins there.

“We believe it is important to maintain our relatively low-risk management strategies as some of our markets adjust to more sustainable levels,” concluded Mr. Hilton. “We continue to manage our strong balance sheet very carefully, which has both enabled our growth and affords us flexibility as we face the challenges and opportunities in a dynamic marketplace.”

The Company reported a net-debt-to-capital ratio of 40.5% at March 31, 2006, a 331 basis-point improvement over 43.8% at March 31, 2005. Meritage also reported significant improvements in its interest coverage and debt to EBITDA ratios, and continued to produce some of the best returns in the industry. After-tax return on assets improved to 17.4% from 11.2%, and return on equity improved to 40.8% from 27.3%, based on trailing four quarters’ results this year compared to a year ago. Citing these factors and the Company’s relatively low inventory levels, high inventory turnover and option strategy for controlling land, S&P Rating Services upgraded its outlook for Meritage from stable to positive and affirmed the Company’s debt ratings of BB-.

Also during the first quarter of 2006, Meritage repurchased 856,000 shares of its stock, representing approximately 3% of the Company’s outstanding shares, at an aggregate cost of $49.3 million or an average price of $57.59 per share. Approximately $86.3 million remains available for additional share repurchases under the Company’s current authorization.

“Our solid increase in first-quarter earnings, a healthy backlog, and the increase in active communities positions us to achieve further growth in 2006 despite a slowing pace of sales in some of our markets,” stated Mr. Landon. Order backlog value held steady during the quarter at approximately $2.2 billion, a 22% increase year-over-year at March 31, and equates to more than 70% of the Company’s projected revenue for the remainder of 2006. “A good portion of our spring selling season lies ahead, and Meritage is well positioned with 26% more actively selling communities and a more diversified base than we had one year ago.”

“We continue to monitor and evaluate market conditions. Based on current conditions, we expect home closing revenue to be up 35-40% on a year-over-year basis in the second quarter this year, which contributes to reaching our $3.8-$3.9 billion estimate for the full year, and represents 27-30% growth over 2005.” Mr. Landon continued, “As prices moderate in certain markets, and a greater mix of our sales comes from markets with lower margins, we expect our average margins to trend lower toward more historic levels. Therefore, we currently project diluted EPS in the range of $2.70-$2.80 next quarter, and maintain our guidance of $11.25-$11.50 for the year, translating to our 19th consecutive record year for revenue and net earnings in 2006.”

A conference call will be held Wednesday, April 26, 2006, at 10:00 a.m. EDT to discuss the results of the quarter. The dial-in number is 800-510-0178, and participants are encouraged to dial in five minutes before the call begins. A webcast of the call and accompanying materials will be accessible on the “Investor Relations” page of the Company’s website at http://www.meritagehomes.com.

A replay of the call will be available after 12:00 p.m. EDT April 26, 2006, through midnight May 26, 2006, by dialing 888-286-8010, and referencing passcode 57700829. The webcast replay will be available on the “Investor Relations” page of the Company’s website, and through CCBN for two weeks at www.fulldisclosure.com.

Meritage Homes Corporation and Subsidiaries

Operating Results

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2006	2005

Operating Results
Home closing revenue	$846,374	$550,947
Land closing revenue	51	221
Total closing revenue	846,425	551,168

Home closing gross profit	$214,063	$119,325
Land closing gross profit (loss)	(22)	9
Total closing gross profit	214,041	119,334

Commissions and other sales costs	(48,027)	(31,471)
General and administrative expenses *	(42,722)	(21,997)
Other income, net	7,499	4,135
Loss on extinguishment of debt	—	(31,280)
Earnings before provision for income taxes	130,791	38,721
Provision for income taxes	(51,055)	(14,525)
Net earnings	$79,736	$24,196

Earnings per share:
Basic:
Earnings per share	$2.96	$0.92
Weighted average shares outstanding	26,974	26,218

Diluted:
Earnings per share	$2.86	$0.86
Weighted average shares outstanding	27,876	28,184

Reconciliation to exclude one-time charge **:
Earnings before provision for income taxes		$38,721
Add: Loss on extinguishment of debt		31,280
Adjusted amounts:
Earnings before provision of income taxes		70,001
Provision for income taxes		(26,259)
Net earnings		$43,742

Basic earnings per share		$1.67
Diluted earnings per share		$1.55

* 2006 includes approximately $2.7 million of stock-based compensation expense related to implementing FAS123R which was not effective in 2005.

**  First quarter 2005 bond refinancing charge related to our repurchase of $276.8 million of our 9.75% senior notes due 2011. The funds to repurchase these bonds came from our concurrent issuance of $350.0 million 6.25% senior notes due 2015.

Meritage Homes Corporation and Subsidiaries

Non-GAAP Financial Disclosures

(Unaudited)

(Dollars in Thousands)

	Three Months Ended March 31,		Four Quarters Ended March 31,
	2006	2005	2006	2005
EBITDA Reconciliation:(1)
Net earnings	$79,736	$24,196	$311,205	$136,245
Provision for income taxes	51,055	14,525	197,090	83,771
Interest amortized to cost of sales	10,744	7,928	41,612	33,473
Depreciation and amortization	4,873	3,754	18,326	14,240
EBITDA	$146,408	$50,403	$568,233	$267,729

Interest coverage ratio:(2)
EBITDA			$568,233	$267,729
Interest incurred			$44,389	$40,792
Interest coverage ratio			12.8	6.6

Debt to EBITDA ratio:(3)
Loans payable and other borrowings			$648,413	$528,524
EBITDA			$568,233	$267,729
Debt to EBITDA ratio			1.1	2.0

After-tax stockholder returns: (4)
Net earnings			$311,205	$136,245
Average assets			$1,785,990	$1,213,247
Average equity			$762,744	$499,955
After-tax return on assets			17.4%	11.2%
After-tax return on equity			40.8%	27.3%

	March 31, 2006	March 31, 2005
Net debt-to-capital: (5)
Loans payable and other borrowings	$648,413	$528,524
Less: cash and cash equivalents	41,662	44,828
Net debt	$606,751	$483,696
Stockholders’ equity	891,540	620,595
Capital	$1,498,291	$1,104,291
Net debt-to-capital	40.5%	43.8%

(1)         EBITDA is a non-GAAP financial measure and represents net earnings before interest expense amortized to cost of sales, income taxes, depreciation and amortization. A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of earnings, balance sheet, or statement of cash flows (or equivalent statements) of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. We have provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

(note 1 continued)

EBITDA is presented here because it is used by management to analyze and compare Meritage with other homebuilding companies on the basis of operating performance and we believe is a financial measure widely used by investors and analysts in the homebuilding industry. EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, is not necessarily an accurate means of comparison between companies. EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles in the United States of America.

(2)            Interest coverage ratio is calculated as the trailing four quarters EBITDA divided by the trailing four quarters interest incurred.

(3)            Debt to EBITDA ratio is calculated as notes payable and other borrowings divided by the trailing four quarters EBITDA.

(4)            Return on assets is defined as net earnings for the trailing four quarters divided by the average of beginning and ending total assets for the same period. Return on equity is defined as net earnings for the trailing four quarters divided by the average of beginning and ending stockholders’ equity for the same period.

(5)            Net debt-to-capital is calculated as notes payable and other borrowings less cash and cash equivalents, divided by the sum of notes payable and other borrowings, less cash and cash equivalents, plus stockholders’ equity.

Meritage Homes Corporation and Subsidiaries

Balance Sheet Data

(Unaudited)

(Dollars in Thousands)

	March 31, 2006	December 31, 2005
Total assets	$2,043,826	$1,971,357
Real estate	1,502,109	1,390,803
Cash and cash equivalents	41,662	65,812
Total liabilities	1,152,286	1,120,352
Loans payable and other borrowings	648,413	592,124
Stockholders’ equity	891,540	851,005

Meritage Homes Corporation and Subsidiaries

Operating Data — Unaudited

(in thousands)

	As of and for the Three Months Ended March 31,
	2006		2005
	Homes	Value	Homes	Value

Homes Closed:
Texas	952	$219,084	717	$155,955
Arizona	736	225,859	599	153,955
California	423	246,883	345	194,487
Nevada	189	74,156	88	31,189
Florida *	212	74,302	38	15,361
Colorado	16	6,090	n/a	n/a
Total	2,528	$846,374	1,787	$550,947

Homes Ordered:
Texas	1,312	$315,147	973	$212,601
Arizona	733	259,810	925	272,849
California	237	137,356	474	288,206
Nevada	129	49,408	129	46,856
Florida *	137	53,903	138	60,834
Colorado	42	16,994	n/a	n/a
Total	2,590	$832,618	2,639	$881,346

Order Backlog:
Texas	2,533	$605,528	1,741	$369,736
Arizona	2,424	872,653	2,317	656,281
California	528	311,437	824	484,990
Nevada	289	101,652	278	94,870
Florida *	624	253,848	467	175,319
Colorado	58	22,726	n/a	n/a
Total	6,456	$2,167,844	5,627	$1,781,196

	1st Qtr 2006		1st Qtr 2005
	Beg.	End	Beg.	End
Active Communities:
Texas	108	100	89	90
Arizona	35	36	26	25
California	20	23	18	19
Nevada	6	6	6	7
Florida *	12	15	n/a	6
Colorado	3	5	n/a	n/a
Total	184	185	139	147

* Results for Florida for the quarter ended March 31, 2005 do not include Greater Homes, acquired in September 2005, and include Colonial Homes only since acquisition in February 2005.

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) is a leader in the homebuilding industry. The Company is ranked by Builder magazine as the 13th largest homebuilder in the U.S.; was named to Forbes’ “Platinum 400 - Best Big Companies in America” for the third consecutive year; moved up the FORTUNE 1000 list the last three years and been on FORTUNE’s “Fastest Growing Companies in America” list five of the last seven years; and is an S&P SmallCap 600 company. Meritage operates in fast-growing states of the southern and western United States, including six of the top 10 single-family housing markets in the country, and has reported 18 consecutive years of record revenue and net earnings. For more information about the Company, visit www.meritagehomes.com. Meritage is a member of the Public Home Builders Council of America (www.phbca.org).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements concerning S&P’s positive outlook for Meritage, our expectations of record results In 2006, our estimated revenue, earnings and diluted EPS for the second quarter and full year 2006, our expectations of margin trends, our expectation of beneficial results from our diversification strategy and increased number of communities, and our prospects for the future. Such statements are based upon a number of assumptions, which are subject to significant risks and uncertainties. These assumptions may change at any time, and actual results may differ from those set forth in the forward-looking statements. As disclosed in this press release and our Form 10-K, demand has moderated in some of our markets with respect to orders and sales prices, order cancellations in certain markets have increased, and we expect prices in some of our other more robust markets will moderate during the remainder of 2006 and beyond. We are monitoring these developments and potential impacts. To the extent there is a continued or more pronounced slowdown in one or more of our significant markets, it could have a material adverse effect on our projections and results of operations. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties, including: fluctuations in demand, pace of sales orders, cancellation rates and home prices in our markets; interest rates and changes in the availability and pricing of residential mortgages; a decline in housing affordability; our success in locating and negotiating favorably with possible acquisition candidates; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions including Colonial Homes of Florida and Greater Homes, Inc.; our increased investments in land acquisitions and development joint ventures; our dependence on key personnel and the availability of satisfactory subcontractors; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our unsecured credit facility; our lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; our potential exposure to natural disasters; the impact of inflation; the impact of construction defect and home warranty claims; the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate, our ability to acquire additional land or options to acquire additional land on acceptable terms, particularly in our start-up markets; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or stock markets; inflation in the cost of materials used to construct our homes; our level of indebtedness and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2005 under the caption “Risk Factors.” As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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